EXHIBIT 23.2

CONSENT OF GORDON, HUGHES & BANKS, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form SB-2 of AeroGrow International, Inc. and to the inclusion therein of our report dated January 20, 2005, except as to Note 8, which is May 31, 2005, with respect to the financial statements of AeroGrow International, Inc. as of December 31, 2004 and 2003, and for the years then ended and for the cumulative period from July 2, 2002 (Inception) to December 31, 2004.

Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado
November 1, 2005